Exhibit 4.12

SECURITIES SUBSCRIPTION AND INVESTMENT AGREEMENT

Dated July 7, 2003

STOCKHOLDER AGREEMENT

This Stockholder Agreement, dated as of July 7, 2003, is by and among Arch Coal, Inc., a Delaware corporation (“Arch Coal”), ADA-ES, INC., a Colorado corporation (“ADA-ES”), and Earth Sciences, Inc., a Colorado corporation (“ESI”).

WHEREAS, on the Closing Date, as defined in that certain Securities Subscription and Investment Agreement dated July 7, 2003, by and among the parties hereto (the “Subscription Agreement”), Arch Coal will acquire shares of the common stock of ADA-ES (the “Common Stock”); and

WHEREAS, Arch Coal has relied upon this Agreement in entering into the Subscription Agreement; and

WHEREAS, the parties desire to enter into an agreement with respect to the nomination of one member for election to the Board of Directors of ADA-ES; and

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms (whether used in the singular or plural) have the meanings indicated:

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with such Person in question. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934 as amended from time to time and the rules and regulations of the SEC thereunder.

“Person” means an individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Voting Stock” means capital stock of any class or classes of ADA-ES, the holders of which are entitled, in the absence of contingencies, to participate generally in the election of the members of ADA-ES’s Board of Directors, and any securities of ADA-ES convertible into, or exercisable or exchangeable for, any such capital stock of ADA-ES, including, without limitation, the Common Stock; provided, however, that any capital stock held in the treasury of ADA-ES or held by any subsidiary of ADA-ES shall not be Voting Stock.

SECTION 2. Director Nomination and Election. (a) The parties hereto agree with the principle that Arch Coal, at all times during the effectiveness of this Agreement and subject to the terms and conditions of this Agreement, shall be entitled to be represented by one member of the Board of Directors of ADA-ES. ADA-ES and ESI agree they shall take the following steps to cause one representative of Arch Coal to be elected to the Board of Directors of ADA-ES:

(i) ADA-ES shall give at least 10 days’ notice to Arch Coal of any meeting of its Board of Directors (or any committee thereof) at which the Board’s nominees for election are to be selected. Upon receipt of such notice from ADA-ES, Arch Coal shall within 10 days thereafter furnish ADA-ES with a written designation of one nominee for election to the Board of Directors of ADA-ES, with a copy thereof to ESI. Such notice shall be given in the manner set forth in Section 5 of this Agreement. If no written designation of a nominee is received by ADA-ES within the time frame specified herein, the current director of ADA-ES designated by Arch Coal shall be a nominee for the ensuing election.

(ii) So long as this Agreement is in effect, ADA-ES hereby agrees to take all actions necessary to nominate or cause to be nominated and to solicit proxies (and if properly executed or otherwise valid, to vote all such proxies and other shares which ADA-ES management is otherwise entitled to vote in accordance with the terms and requirements of this provision) for election as a director at each annual meeting of stockholders (or, if applicable, at any special meeting of stockholders) of ADA-ES, the representative of Arch Coal designated by Arch Coal or in favor of the current director designated by Arch Coal, as the case may be, pursuant to Section 2(a)(i) above.

(iii) So long as this Agreement is in effect, if ESI or its Affiliates shall be the beneficial owner (as defined in Rule 13d-3(a) under the Exchange Act) of outstanding Voting Stock, then ESI will vote the shares of Voting Stock so held or owned directly or indirectly by ESI in favor of the election of the Arch Coal representative.

Except as specifically set forth in this Section 2(a)(iii), ESI shall be free to vote its shares of Voting Stock in such manner as it may, in its sole discretion, deem advisable.

(iv) So long as this Agreement is in effect, Arch Coal may designate a successor to fill any vacancy created by the death, resignation, or incapacity of its designated nominee to the ADA-ES Board of Directors by giving notice to ADA-ES in the manner set forth in Section 5 of this Agreement setting forth the name of the new designee. ADA-ES will recommend to the Board such new designee and ESI will vote its shares, if any, in the election of directors, if required, to cause the Board to appoint Arch Coal’s designee and each of ADA-ES and ESI will cause to be taken all steps to assure the continued representation of Arch Coal on the ADA-ES Board of Directors contemplated by this Section 2.

(b) Notwithstanding the foregoing Sections 2(a) (i) - (iv) , if at any time during the term of this Agreement ADA-ES adopts a staggered Board of Directors, ADA-ES and ESI shall take all steps regarding nomination and election of directors to ensure Arch Coal continues to be represented by one member of the Board of Directors.

SECTION 3. Enforceability. ADA-ES and ESI each hereby represent that this Agreement is its valid and binding obligation enforceable against it in accordance with its terms and that its obligations hereunder comply in all respects with the provisions Colorado law applicable to corporations.

SECTION 4. Termination. This Agreement shall terminate if at any time Arch Coal shall be the beneficial owner (as defined in Rule 13d-3(a) under the Exchange Act) of less than 100,000 shares of Common Stock; provided that Arch Coal shall be deemed to hold for this purpose any shares of ADA-ES Common Stock which Arch Coal has transferred to ADA-ES or any subsidiary of ADA-ES in exchange for voting equity securities of approximately equivalent voting power of ADA-ES or such subsidiary.

SECTION 5. NOTICES. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given upon personal delivery or seven business days after deposit in the United States Postal Service, or by (a) advance copy by fax, and (b) mailing by express courier or registered or certified mail with postage and fees prepaid, addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by ten days advance written notice to each of the other parties hereto.

ADA-	ES and ESI: EARTH SCIENCES, INC. and ADA-ES, Inc.

8100 SouthPark Way, B

Littleton, CO 80120

Attention: President

Telephone: (303) 734-1727

Fax: (303) 734-0330

Arch Coal:                   Arch Coal, Inc.

                                     CityPlace One, Suite 300

                                     St. Louis, MO 63141

                                     Attention: Attn: David B. Peugh

                                     Telephone: (314) 994-2700

                                     Fax: (314)994-2940

With a copy to:           Attention: General Counsel

                                     Telephone: (314)994-2700

                                     Fax (314)994-2734

SECTION 6. Governing Law; Miscellaneous. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado without regard to the conflicts of law principles of such state. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of Denver or the state courts of the State of Colorado sitting in the City of Denver in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement on the date first above written.

EARTH SCIENCES, INC.

By:	/s/ Mark H. McKinnies
Name: Mark H. McKinnies Title: President

ADA-ES, Inc.

By:	/s/ Michael D. Durham
Name: Michael D. Durham Title: President

BUYER Arch Coal, Inc.

By:	/s/ David B. Peugh
Name: David B. Peugh Title: Vice President – Business Development

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